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                                                                    EXHIBIT 99.1

[PLATO LEARNING LOGO]                                           [LIGHTSPAN LOGO]

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                                                     FOR IMMEDIATE RELEASE

John Murray, President & CEO                         John Kernan, Chairman & CEO
Greg Melsen, CFO                                     Michael A. Sicuro, CFO
Steve Schuster, VP & Treasurer                       858.824.8000
952.832.1000

PLATO LEARNING, INC. AND LIGHTSPAN, INC. ANNOUNCE APPROVAL OF MERGER

MINNEAPOLIS, MN, and SAN DIEGO, CA, November 17, 2003 -- PLATO Learning, Inc. (Nasdaq: TUTR), a leading provider of K-Adult computer-based and e-learning solutions, and Lightspan, Inc. (Nasdaq: LSPN), a leading provider of curriculum-based educational software and online products and services used in schools, at home and in community colleges, today announced that each of their respective shareholders voted to approve the merger of a wholly owned subsidiary of PLATO Learning with and into Lightspan. Lightspan will continue as a wholly owned subsidiary of PLATO Learning after the merger. In the merger, each share of Lightspan common stock will be exchanged for 1.33 shares of PLATO Learning common stock. The ratio is based on the volume- weighted average of the closing price of PLATO Learning common stock for the 15 trading days prior to the closing date.

PLATO Learning also announced its shareholders have approved an amendment to the PLATO Learning, Inc. 2002 Stock Plan to increase the number of shares reserved for issuance under this plan from 1.7 million to 3.7 million and to make other amendments intended to provide additional clarity and reflect current market practices of similarly situated companies.

John Murray, President and Chief Executive Officer of PLATO Learning, said, "We are pleased that this merger has been approved and will now move quickly to complete this transaction and integrate operations. We can now focus on accelerating our revenue and profitability growth."

About PLATO Learning

PLATO Learning, Inc. is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. PLATO Learning also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 4,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, PLATO Learning creates standards-based curricula that facilitate learning and school improvement.
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With trailing 12-month revenues of about $78 million, PLATO Learning is a publicly held company traded as TUTR on the NASDAQ-NMS. PLATO(R) Learning educational software is marketed to K-12 schools, colleges, job training programs, correctional institutions, military education programs, corporations and individuals and delivered via networks, CD-ROM, the Internet and private intranets. It is available for immediate purchase and electronic download on the PLATO Learning's Web site.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, (952) 832-1000 or (800) 869-2000. The Company has domestic offices throughout the United States and international offices in the United Kingdom and Canada. International distributors are located in Puerto Rico, Singapore, South Africa and the United Arab Emirates. PLATO Learning's Web address is http://www.plato.com.

About Lightspan

Lightspan, Inc. provides curriculum-based educational software and on-line products and services that increase student achievement and enhance teacher professional development. These products are used in schools and homes and align to all key federal education reform initiatives, offering school districts a complete solution to assess, align, instruct and evaluate, as a comprehensive achievement and accountability system. More than 1,000 independent studies prove Lightspan products enhance student achievement, improve teacher effectiveness and help build stronger connections with families.

Lightspan is headquartered at 10140 Campus Point Drive, San Diego, California 92121, (858) 824-8000. Lightspan's Web address is http://www.lightspan.com.

This announcement includes forward-looking statements. PLATO Learning and Lightspan have based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning and Lightspan believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning and Lightspan undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the joint proxy statement/prospectus dated October 10, 2003 and the PLATO Learning and Lightspan Annual Reports on Form 10-K for the years ended October 31, 2002 and January 31, 2003, respectively. Actual results may differ materially from anticipated results.

(R) PLATO is a registered trademark of PLATO Learning, Inc.
(R) Lightspan is a registered trademark of Lightspan, Inc.